UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2012

Arrhythmia Research Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	1-9731 (Commission File Number)	72-0925679 (I.R.S. Employer Identification Number)

25 Sawyer Passway
Fitchburg, MA 01420
(Address of principal executive offices and zip code)

(978) 345-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition.
On April 17, 2012, Arrhythmia Research Technology, Inc. (the "Company") announced its preliminary financial results for the three months and twelve months ended December 31, 2011 together with an explanation for the delay in filing its annual report on Form 10-K for the year ended December 31, 2011. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.01 to this Current Report on Form 8-K.
The information in this Form 8-K and Exhibit 99.01 attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such a filing.

Item 2.06 Material Impairments.

The Company assesses its deferred tax assets based upon a more likely than not to be realized criteria.  The Company considers future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance.  The Company recognizes the benefits of a tax position if that position is more likely than not to be sustained on audit, based on the technical merit of the position.  For the year ended 2011, management increased the valuation allowance in the Canadian subsidiary by $341,000. Management required analysis regarding the realization of the deferred income tax assets and concluded that a full valuation allowance is warranted.
Other Matters
The Company accounts for goodwill and indefinite lived intangibles in accordance with ASC 350 “Intangibles - Goodwill and other”. Goodwill is reviewed for impairment annually, or when events arise that could indicate that impairment exists. The provisions of ASC 350 require that the Company perform a two-step impairment test. In the first step, the Company compares the fair value of its reporting units to the carrying value of the reporting units. If the carrying value of the net assets assigned to the reporting units exceeds the fair value of the reporting units, then the second step of the impairment test is performed in order to determine the implied fair value of the reporting units' goodwill. If the carrying value of the reporting units' goodwill exceeds its implied fair value, an impairment loss equal to the difference is recorded.
At December 31, 2011, the market price of the Company's stock was trading lower than its book value for a prolonged period. The Company was required to acknowledge this as a possible triggering event and that an impairment may exist. In addition, the Company had reorganized its reporting unit structure to combine the three reporting units (Micron Products, New England Molders, and Leominster Tool) with Goodwill into one reporting unit. The combined reporting unit better reflects the synergies between these components and aligns this segment with how management reviews and operates the business. An analysis of goodwill of the three reporting units prior to combining was performed to determine fair value using income and market approaches. The income approach is based on a discounted cash methodology that includes assumptions of, among other things, forecast income, cash flow, growth rates, and long-term discount rates, all of which require significant judgment. The market approach utilitizes the Company's market data as well as market data from publicly traded companies that are similar to the Company. There are inherent uncertainties related to these factors and the judgment applied in the analysis.
Although not separately deemed material, management also has determined that an impairment was required for the Leominster Tool portion of the goodwill equal to $85,239. Goodwill impairment charges are non-cash in nature and do not impact the Company's liquidity, cash flows provided by operating activities or future operations. In addition, the Company changed the goodwill annual test date to December 31 aligning the test with the year end audit. This change will provide more time for the Company to complete its assessment prior to its reporting deadline.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.
Exhibit No.    Description

99.01	Press Release dated April 17, 2012 re preliminary results.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitchburg, Commonwealth of Massachusetts, on the 20th day of April, 2012.

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

By: /s/ David A. Garrison
David A. Garrison
Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit    Description
99.01    Press Release dated April 17, 2012 re preliminary results.